Exhibit 99.2

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880    Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

PROVIDES FURTHER UPDATE ON LAWSUIT

WAKEFIELD, MASSACHUSETTS – December 13, 2007 - American Dental Partners, Inc., (NASDAQ: ADPI) announced the jury’s verdict with respect to punitive damages in the trial related to the litigation between PDG, P.A. (“PDG”) and PDHC, Ltd. (“PDHC”), one of the Company’s Minnesota subsidiaries, and the Company. The trial, which began on November 13, 2007, was held in the District Court of Hennepin County, Minnesota (“Court”). The Company previously announced the jury’s verdict with respect to liability for claims and compensatory damages.

The jury awarded PDG punitive damages in the aggregate amount of $42,250,000 with respect to the claim of tortious interference with contract and prospective advantage.

Today, the Court has ordered the parties to engage in mediation, which is expected to commence on December 14, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.